Exhibit 10.1

December 21, 2013

BY EMAIL

William B. West

Re:                             Separation Agreement

Dear Will:

This letter confirms the ending of your employment with Control4 Corporation, a Delaware corporation (the “Company”), and sets forth the terms on which you will separate from the Company.  As we have discussed, we have agreed to accept your resignation from all positions with the Company and to effect your separation from the Company on December 31, 2013 on the terms set forth herein.  We appreciate your significant contributions to the Company and wish to make this transition as smooth as possible.  Accordingly, the Company is offering to provide you with the severance pay and benefits set forth below provided you enter into and comply with this Separation Agreement and the accompanying Release.

As you know the Company entered into a letter agreement with you dated July 28, 2003, as amended on June 17, 2004 and August 3, 2011 (the “Employment Agreement”).  Unless otherwise defined herein, capitalized terms in this document shall have the same meaning as in the Employment Agreement.

Pursuant to Section 4(c) of the Employment Agreement, at any time the Company may terminate your employment without Cause (as defined in the Employment Agreement) by providing you with written notice of such termination.  Although you are resigning, we have agreed to treat the ending of your employment as a termination without Cause for purposes of the Employment Agreement.  Accordingly, this document shall be the Notice of Termination contemplated by the Employment Agreement and the Termination Date shall be December 31, 2013.

In accordance with the Employment Agreement, regardless of whether you enter into a release as provided in the Employment Agreement (the “Release”) and receive Severance Benefits (as defined below), the Company shall pay you the following Accrued Benefits:  (i) any accrued but unpaid salary through the Termination Date, (ii) any accrued but unused vacation through the Termination Date, (iii) unreimbursed business expenses and, in addition, (iv) you may exercise any of the vested and exercisable stock options under grants held by you as of the Termination Date pursuant to the terms and conditions of the applicable plans and associated stock options agreements (the “Equity Documents”).  The Company granted certain stock options to you on March 24, 2006, December 11, 2007, March 19, 2009, January 15, 2010 and August 22, 2011.

Also, regardless of whether you sign the Release and/or receive Severance Benefits, you remain bound by your continuing obligations under the Employment Agreement, your obligations under the Confidential Information and Intellectual Property Assignment Agreement dated March 27, 2003, as amended June 17, 2004, which you reaffirmed as part of the Employment Agreement, each of which continue to be in effect, as well as all insider trading laws and the special trading restrictions set forth in the Company’s Special Trading Procedures for Insiders, which continue to apply following your termination of service to the Company until any material, non-public information possessed by you has become public or is no longer material (collectively the “Continuing Obligations”). Your Continuing Obligations include, but are not limited to, ongoing confidentiality and non-disparagement obligations which, among other things, strictly prohibit you from making any disparaging statements about the Company, its past and present investors, officers, directors or employees or its affiliates and to keep confidential and proprietary information about the past or present business affairs of the Company and its affiliates unless a prior written release from the Company is obtained or unless disclosure is required by law.  In addition, for a period of twenty-four (24) months from the Termination Date, you must abide by the non-competition and non-solicitation obligations described in the Employment Agreement.

As noted above, the ending of your employment shall be treated as a termination by the Company without Cause for purposes of the Employment Agreement.  Accordingly, and subject to your (i) compliance with the Continuing Obligations, (ii) resignation from all positions you hold with the Company (Exhibit A), and (iii) execution and non-revocation of the Company’s standard from of release agreement (“Release”, attached as Exhibit B), you will be entitled to the following payments and benefits (the “Severance Benefits”):

(a)                                 The continued payment of your salary (at the monthly rate of $25,000) for the twelve (12) month period immediately following the Termination Date (the “Severance Period”).  Such severance payments shall commence on the Company’s next regular payroll date after the Effective Date of the Release (and the first payments shall include payment of all amounts that otherwise would have been due prior thereto under the terms of the Employment Agreement had such payments commenced immediate upon your termination, and any payments thereafter shall continue as provided herein).

(b)                                 In the event that you choose to exercise your right under COBRA to continue your participation in the Company’s group medical, dental and vision insurance plan and make all timely and proper elections with respect to same under COBRA, the Company shall pay the full amount of the costs for such coverage during the Severance Period.

(c)                                  Accelerated vesting of a portion of the unvested shares purchasable upon exercise of the New Option equal to the number of shares that would otherwise have vested over the twelve (12) month period that immediately follows the Termination Date.

(d)                                 Extension of the post-termination exercise period for the Current Option and New Option to twelve (12) months from the Termination Date.

(e)                                  As an additional Severance Benefit not otherwise contemplated by the Employment Agreement, the Company will pay you a Bonus for 2013, as determined by the Company in its discretion after considering the Company’s bonus plan and the achievement of applicable milestones. The Bonus shall be payable at the time 2013 bonus are paid the Company’s executive employees, and will be the same as the bonus which would have been paid to you had you remained with the Company.

(f)                                   The Company will also provide you with the following Severance Benefits not contemplated by the Employment Agreement, specifically:

(i)                                     You will be permitted to participate in the Company’s dealer training class in 2014, and on an ongoing basis will be allowed to participate in any online and other training provided by the Company for the purpose of programming and configuring your own home;

(ii)                            You will be permitted to have ongoing personal access to Composer-Pro for the sole purpose of programming and configuring your own home, provided that the Company continues to provide access to Composer-Pro to dealers and/or other end-customers, and provided further, that you comply with the applicable license agreement and terms of use;

(iii)                               You will have ongoing access to the Company’s online dealer forums for the sole purpose of supporting your use of Company products in your own home, provided the Company provides access to such forums to dealers and/or other end-customers;

(iv)                              For the two (2) year period immediately following the Termination Date, you will be allowed to continue to participate in the Company’s special accommodation program for discounted purchase of product for your own personal use at your residence in Utah.

We appreciate your contributions to the Company. We look forward to working with you in a cooperative and productive manner during this time of transition. Please me know if you have any questions.

Sincerely,

/s/ Martin Plaehn

Martin Plaehn

President and Chief Executive Officer

Acknowledged and Agreed:

/s/ William B. West
William B. West

Exhibit A

December 21, 2013

The Board of Directors of Control4 Corporation (the “Company”):

This confirms my resignation from my position as a director of the Company, from all committees of the board of directors of the Company, and from all positions I hold with the Company, including without limitation my offices as Chairman of the Board and Chief Strategy Officer, effective as of December 31, 2013.  This resignation is being provided in connection with the ending of my employment as is contemplated by my employment agreement with the Company and is not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Sincerely,

/s/ William B. West

William B. West

Exhibit B

RELEASE

This Release (“Release” ) is made and entered into as of the 21st day of December 2013, by and between William B. West (“Employee”) and Control4 Corporation (“Employer”), who shall be referred to collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the Employer and the Employee entered an Employment Agreement dated July 28, 2003, as amended on June 17, 2004 and August 3, 2011 (the “Employment Agreement”);

WHEREAS, the Employer provided Employee with a Separation Agreement dated December 21, 2013 (the “Separation Agreement”), which, among other things, provided the Employee with written notice of the termination of Employee’s employment by the Employer without Cause (as defined in the Employment Agreement) effective December 31, 2013 (the Termination Date”);

WHEREAS, pursuant to the terms of the Employment Agreement and the Separation Agreement, Employee is eligible for Severance Benefits provided that Employee (1) complies with all of his Continuing Obligations (as defined in the Separation Agreement), (2) resigns from all positions that Employee holds with the Employer, and (3) executes and does not revoke the Release, all as defined in the Separation Agreement (collectively the “Severance Conditions”); and

WHEREAS, this Release is the release referenced in the Employment Agreement:

WHEREAS, the Parties desire to settle and compromise the Released Claims and to enter into this Release;

WHEREAS, this Release releases any and all claims Employee may have against the Employer Released Parties under the Age Discrimination in Employment Act.  Employer is providing Employee with 21 days to review this Release and seek advice and counsel.  If Employee chooses to sign this Release, the Employee will have seven days to revoke this Release, if Employee chooses, and this Release will not become effective and enforceable until the seven day revocation period has passed without Employee revoking this Agreement.  Employer advises Employee to consult an attorney of his own choosing before signing this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants set forth in this Release the Parties agree as follows:

DEFINITIONS

1.  “Employee” shall include Employee and Employee’s heirs, assigns, and legal representatives.

2.  The phrase “Employer Released Parties” shall mean Control4 Corporation and any and all of its business units, committees and groups, as well as its present, former or future parents, affiliates, subsidiaries, directors, officers, attorneys, successors, predecessors, and assigns.

3.  The “Released Claims” shall mean any type or manner of suits, claims, demands, allegations, charges, damages, or causes of action whatsoever in law or in equity under federal, state, municipal or local statute law, ordinance, regulation, constitution, or common law, whether known or unknown, which Employee has ever had or now has against the Employer Released Parties.  This includes but is not limited to any action for costs, interest or attorney’s fees, which arise in whole or in part (i) from Employee’s employment relationship with Employer, (ii) from the ending of that relationship, and (iii) from any other conduct by or dealings of any kind between Employee and the Employer Released Parties, which occurred prior to the execution of this Agreement.  This also includes but is not limited to any and all claims, rights, demands, allegations and causes of action for alleged wrongful discharge, breach of alleged employment contract, breach of the covenant of good faith and fair dealing, termination in violation of public policy, intentional or negligent infliction of emotional distress, fraud, misrepresentation, defamation, interference with prospective economic advantage, failure to pay wages due or other monies owed, failure to pay pension benefits, conversion, breach of duty, interference with existing economic relations, punitive damages, retaliation, discrimination on the basis of age in violation of the Age Discrimination and Employment Act of 1967, as amended (“ADEA”), harassment or discrimination on the basis of sex, race, color, citizenship, religion, age, national origin, or disability, or other protected classification under the federal, state, municipal or local laws of employment, including those arising under the common law, and any alleged violation of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act, the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Washington State Law Against Discrimination, the Utah Antidiscrimination Act, the California Fair Employment and Housing Act and any other state law to similar effect, the California Family Rights Act, as well as any other federal, state or local laws or regulations concerning discrimination or harassment, wages or compensation or wrongful termination.  The “Released Claims” shall not mean (i) any rights of indemnity against Employer that Employee may have as a former employee of Employer, or (ii) any claims that may not be released by law.

COVENANTS

1. Employee’s employment with Employer is terminated effective on the Termination Date.  Except as specifically set forth in the Separation Agreement, all employment compensation due to Employee has been paid to Employee by Employer.

2. Employer shall pay Employee the Severance Benefits as set forth in the Separation Agreement provided Employee satisfies each of the Severance Conditions, including without limitation, Employee’s full compliance with the Continuing Obligations, all of which are incorporated herein by this reference. The payment of Severance Benefits is in consideration for Employee’s release of all of the Released Claims, including attorney’s fees, costs, interest and all other expenses, which may have been incurred.  Employee assumes full and sole responsibility for any tax consequences related to this Agreement.  Employee acknowledges that the consideration identified in this paragraph constitutes consideration for this Release and is separate from and in addition to anything Employee is entitled to receive from Employer.  Employee acknowledges that Employee has been fully compensated by the terms of this Release for releasing the Released Claims.

4. Employee shall not pursue, or authorize anyone on Employee’s behalf to pursue, the Released Claims in any way in any court or governmental agency.  Employee represents that Employee has not filed and there is not pending with any governmental agency or any state or federal court, any other claims, complaints, charges, or lawsuits of any kind against the Employer Released Parties.  Employee agrees that Employee will not make any filings with any court or governmental agency at any time hereafter for any matter, claim or incident, known or unknown, which occurred or arose out of occurrences on or prior to the date of this Agreement; provided, however, this shall not limit either of the Parties from filing a lawsuit for the sole purpose of enforcing its rights under this Agreement.  Each of the Parties shall bear its own costs and attorneys’ fees in this dispute.

5. Employee hereby waives, releases, remises and discharges each and every one of the Employer Released Parties from liability with respect to the Released Claims.  Employee acknowledges that Employee understands that Employee is prohibited from receiving any further relief on the Released Claims.  Employee hereby promises and covenants never to institute any suit or action at law or in equity against the Employer Released Parties regarding or relating to the Released Claims. Specifically and without limitation, Employee understands and agrees that that Employee is waiving and forever discharging the Employer Released Parties from any and all claims, causes of action or complaints that Employee may have or have ever had, which have or may have arisen prior to the execution of this Release.

5.Employee represents and warrants that Employee is the sole owner of the Released Claims, that the Released Claims have not been assigned, transferred, or disposed of in fact, by operation of law or in any manner whatsoever, and that Employee has the full right and power to grant, execute and deliver the full and complete releases, undertakings, and agreements herein contained.

6. It is the intention of Employee and Employer that this Release is a general release that will be effective as a bar to each and every claim, demand, or cause of action it releases.  Employee recognizes that Employee may have some claim, demand, or cause of action against Employer or one or more of the Employer Released Parties of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of this Agreement.  It is the intention of Employee in executing this Release that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the Employer Released Parties.  In furtherance of this intention.  Employee expressly waives any rights or benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California (or any other law of any other jurisdiction of similar import), which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee understands the statutory language of Section 1542 of the California Civil Code but nevertheless elects to and hereby does release the Employer Released Parties from all claims Employee may have against the Employer Released Parties, or any of them, whether known or unknown, as herein provided, and specifically waives any rights which Employee may have under said Civil Code Section (or any other law of any other jurisdiction of similar import).  Employee fully understands that if the facts with respect to this Release are found hereafter to be other than or different from the facts now believed by Employee to be true, Employee expressly accepts and assumes the risk of such possible difference in fact and agrees that this Release will be and remain effective, notwithstanding any such difference.

8. This Release is entered into by the Parties solely to avoid the expenses associated with litigation and does not constitute and shall not be construed as an admission by the Employer Released Parties of any breach of any alleged agreements or duties, or of any wrongdoing toward any person, including any alleged breach of contract or violation of any federal, state, or local law, regulation, or ordinance.  The Employer Released Parties specifically disclaim any liability to Employee for wrongdoing of any kind.

9. The Parties agree that this Release may be used in evidence in a subsequent proceeding in which any of the Parties alleges a breach of this Release.

10. The Parties affirm they are not relying on any representations or statements made by each other that are not specifically included in this Release.  The Parties acknowledge they have been informed in writing by this Release that they have the right to consult with legal counsel regarding this release and confirm that they have consulted with counsel to the extent desired concerning the meaning and consequences of this Release.

11. This Release may not be modified, nor any provision waived unless such modification or waiver is made in writing referring to this Release and signed by each Party.  This Release shall be binding upon and inure to the benefit of each of the Party’s respective successors, heirs, executors, administrators and assigns, as the case may be.

12. This Release may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of such counterparts shall constitute one and the same instrument.

13.This Release shall be interpreted and enforced in accordance with the laws of the State of Utah, and/or when applicable, of the United States.

14.  The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other parts and/or paragraphs shall remain fully valid and enforceable.  Should any provisions of this Release be determined by any court or administrative body to be invalid, the validity of the remaining provisions is not affected thereby and the invalidated part shall be deemed not a part of this Release.  Any court or administrative body shall construe and interpret this Release as enforceable to the full extent available under applicable law.  This Release shall survive the termination of any arrangements contained in it.

15. Employee and Employer acknowledge and understand this is a legal contract and that they each sign this Release knowingly, freely and voluntarily and have not been threatened, coerced or intimidated into making the same.  Employee and Employer acknowledge that they have had ample and reasonable time to consider this Release and the effects and import of it and that they have fully dwelt on it in their minds and have had such counsel and advice, legal or otherwise, as they desire in order to make this Release.  EMPLOYEE AND EMPLOYER, BY SIGNING TIHS RELEASE AGREEMENT, ACKNOWLEDGE IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.  Employee and Employer have read and fully considered this Release and understand and desire to enter into it.  The terms of this Release were derived through mutual compromise and are fully understood.  Employee acknowledges that Employee has been offered at least 21 days to consider the impact of this Release and its release of Employee’s rights to bring suit against the Employer Released Parties and after due consideration has decided to enter into this Release at this time.  Employee further understands that Employee may revoke this Release for a period of up to seven (7) days following signature and execution of the same.  This Release will not become effective and enforceable until such seven-day period has passed without revocation of this Release by the Employee.  Any revocation within this period must be signed and submitted in writing to the undersigned representative of Employer and must state, “I hereby revoke my acceptance of the Agreement.”  Employee understands that if Employee revokes this Agreement, Employee is not entitled to receive the consideration provided by this Release.

16. As of the effectiveness of this Release (as provided in the preceding paragraph) Employer represents and warrants to Employee that is not aware of claims that it could reasonably levy against Employee prior to the date hereof other than as expressly disclosed to Employee in writing.

IN WITNESS WHEREOF, the Parties have executed this Release as of the date first set forth above.

EMPLOYEE:

/s/ William B. West
William B. West

EMPLOYER:

CONTROL4 CORPORATION

By:	/s/ Martin Plaehn
Name:	Martin Plaehn
Title:	President and Chief Executive Officer